UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 11, 2012

Date of Report (Date of earliest event reported)

TelVue Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-17170	51-0299879
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16000 Horizon Way, Suite 500,

Mt. Laurel, New Jersey  08054

(Address of principal executive offices)

856-273-8888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

TelVue Corporation (the “Company”) held its Annual Meeting of Stockholders on June 11, 2012. Holders of 584,006 shares of the Company’s common stock were present in person or by proxy, representing approximately 94.91% of the outstanding shares eligible to vote.* The following are the results of the two proposals voted upon at this meeting.

(a)

Proposal 1, Election of Directors. Each of the nominees for election to the Company’s Board of Directors was elected to serve until the expiration of their term at the 2013 Annual Meeting of Stockholders and until their respective successor is duly elected and qualified. The number of votes cast in favor and withheld of each nominee was as follows:

Name	For	Withheld
H.F. Lenfest	5,548,164	497
Jesse Lerman	5,548,164	497
Joy Tartar	5,548,464	197
Robert Lawrence	5,548,464	197

There were 18,915 broker non-votes on this matter.

(b)

Proposal 2, Ratification of Independent Registered Public Accounting Firm. ParenteBeard LLC was ratified to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The voting results on this proposal were:

For	Against	Abstain
5,567,238	263	75

There were no broker non-votes on this matter.

*          Each share of common stock is entitled to 10 votes; provided, however, that persons who have been the beneficial owner of shares of common stock for less than two years or who did not acquire such shares in the course of the spin-off of the Company from Science Dynamics Corporation are entitled to only one vote per share. As provided in the Certificate of Incorporation, the Board of Directors, on written application directed to the Secretary of the Company at any time prior to the special meeting, may waive such holding period requirements and provide that shares held by such stockholder shall have 10 votes per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2012		TelVue Corporation

	By:	/s/ Jesse Lerman
	Name:	Jesse Lerman
	Title:	President and Chief Executive Officer